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                                                                    EXHIBIT 10.5

                       EMPLOYMENT AND SEPARATION AGREEMENT
                                       AND
                                 GENERAL RELEASE

         THIS EMPLOYMENT AND SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into this 31st day of October, 2003 (the "Effective Date") by and between Universal Electronics Inc. ("UEI") and Mark Z. Belzowski ("Belzowski").

                                   WITNESSETH:

         WHEREAS, Belzowski has been employed by UEI since May 18, 1998; and

         WHEREAS, effective immediately after the filing of UEI's Quarterly Report of Form 10-Q for the quarter ended September 30, 2003, Belzowski's employment with UEI shall change as set forth in this Agreement; and

         WHEREAS, effective on the "Separation Date" (as defined in Paragraph 2 of this Agreement), Belzowski hereby voluntarily resigns as an employee of UEI and any of its subsidiaries and affiliates and UEI hereby accepts such resignation.

         NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties to this Agreement, including UEI's agreement to pay Belzowski pursuant to Paragraph 3 of this Agreement, the receipt and sufficiency of which are hereby acknowledged, Belzowski and UEI agree as follows:

         1.       EMPLOYMENT.

                  (a)      TITLE(S) AND POSITION(S).

                           (i) On the Effective Date of this Agreement, Belzowski shall continue to be employed in the executive officer position(s) of and shall have the title(s) of Vice President, Chief Financial Officer and Treasurer of UEI until the filing by UEI of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the "3rd Quarter Form 10-Q") (currently anticipated to filed on or before November 14, 2003).

                           (ii) Effective immediately after the filing of the 3rd Quarter Form 10-Q, Belzowski shall cease being employed as an executive officer of UEI, shall no longer be employed in the positions nor carry the titles as set forth in subparagraph 1(a) (i) above, and until the "Separation Date" (as defined in Paragraph 2 of this Agreement), shall continue being employed by UEI as a non-executive officer in the position and with the title of Vice President - Finance of UEI.

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                  (b)      AUTHORITY AND DUTIES.

                           (i) From the Effective Date of this Agreement and until the filing of the 3rd Quarter Form 10-Q, Belzowski shall continue to perform those duties and responsibilities as applicable to the positions and titles set forth in subparagraph 1(a)(i) above as he has in the period of his employment prior to the Effective Date of the Agreement.

                           (ii) Effective immediately after the filing of the 3rd Quarter Form 10-Q and until the "Separation Date" (as defined in Paragraph 2 of this Agreement), Belzowski shall perform those duties and carry out those responsibilities as shall be assigned to him from time to time by UEI's Chief Executive Officer, President, or Chief Financial Officer.

                  (c) EXCLUSIVE SERVICES AND EFFORTS OF EXECUTIVE. Except as set forth in subparagraph 1(d) below, from the Effective Date of this Agreement and until the "Separation Date" (as defined in Paragraph 2 of this Agreement), Belzowski shall serve UEI as an employee and shall faithfully, diligently, competently and, to the best of his ability, exclusively devote his full business time, energy and attention (unless otherwise agreed to by the parties) to the business of UEI and to the promotion of its interest, although it is understood and agreed to by the parties that after the filing of the 3rd Quarter Form 10-Q, Belzowski shall no longer be required to maintain a presence in the offices of UEI. Belzowski recognizes that UEI's organization, business and relationship with clients, prospective clients and others having business dealings with UEI are and will be the sole property of UEI and Belzowski shall have no separate interests or rights with respect thereto, except as an employee of UEI. Belzowski may own less than a five percent (5%) interest in a supplier, client, or competitor of UEI if the supplier, client, or competitor is a publicly traded company.

                  (d) OTHER ACTIVITIES AND INTERESTS. UEI shall be entitled to all of the benefits, emoluments, profits, discoveries or other issues arising from, incident to and related to any and all work, services and advice of Belzowski to UEI in carrying out his duties and responsibilities hereunder. Belzowski shall not, without the written consent of UEI, directly or indirectly, render services to or for any person, firm, corporation or other entity or organization, whether or not in exchange for compensation, regardless of the form in which such compensation, if any, is paid and whether or not it is paid directly or indirectly to him if the rendering of such service would interfere with the performance of his duties and responsibilities to UEI hereunder. Notwithstanding the foregoing sentence, Belzowski may spend time and attention to personal investment and community activity matters and such other personal matters consistent with UEI's policies and procedures set forth within UEI's policy manual in effect from time to time which are equally applicable to all of UEI's non-executive employees, so long as the spending of such time and attention does not

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         substantially interfere with the performance of his duties and responsibilities to UEI hereunder; provided however, that UEI understands and agrees that during his employment during the period commencing immediately after the filing of the 3rd Quarter Form 10-Q and until the "Separation Date" (as defined in Paragraph 2 of this Agreement), Belzowski shall be permitted to devote a reasonable amount of time during the work day to seek new employment.

         2. TERMINATION AS AN EMPLOYEE. Effective at the end of business on January 30, 2004, (the "Separation Date"), Belzowski hereby voluntarily resigns as an employee of UEI and any of its subsidiaries or affiliates and UEI hereby accepts such resignation.

         3.       PAYMENTS.

                  (a) On the Separation Date, UEI will pay, as set forth below, to Belzowski a gross amount (before deduction of appropriate taxes and other customary withholdings which Belzowski understands and agrees shall also be deducted from this amount) of $16,658.64, which includes $6,057.69 (representing Belzowski's bi-weekly payroll and all accrued but unpaid bonuses through the Separation Date), and $10,600.95 (representing accrued but unused vacation through the Separation Date). The payment of this payroll and vacation (less appropriate taxes and other customary withholdings) shall be paid via check presented to Belzowski on the Separation Date. Belzowski acknowledges and agrees that such amount represents all compensation, salary, vacation pay, profit sharing, bonuses, and commissions to which he is entitled.

                  (b) In addition to the above payment, UEI agrees to pay to Belzowski as severance, an amount equal to $65,624.95 (equal to five
         (5) months base salary pay) less appropriate taxes and other customary withholdings which shall be deducted from the payment made pursuant to this Paragraph 3 (the "Severance Amount"). The payment of the Severance Amount shall be made eleven (11) equal installments on UEI's regularly scheduled payroll dates, with the first such payment to be made on February 6, 2004 and the last such payment to be made on June 25, 2004. Belzowski shall be entitled to this Severance Amount by virtue of this Agreement and the performance by him of his obligations hereunder and Belzowski acknowledges and agrees that he has no independent right to it.

         4. STOCK OPTIONS. UEI and Belzowski hereby agree that all options granted to him are as set forth below and Belzowski represents, warrants and agrees that this Paragraph 4 accurately sets forth all options granted to him and that there are no other options which have been granted to him, that he has not exercised any of the options granted him other than those stated in the subparagraphs below, and that no other options have been promised to him and he acknowledges that he is not entitled to any other options:

                  (a) On May 18, 1998, UEI, pursuant to one of its Stock Option Plans, granted to Belzowski the option to purchase up to 20,000 shares of common stock of UEI at an exercise

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price of $5.9375 per share. As of the Separation Date, Belzowski shall be vested in 100% of the option (20,000 shares), of which 10,000 have been exercised by Belzowski. Belzowski may exercise the vested portion of such option until the end of UEI's business day on February 28, 2005 and otherwise in accordance with the terms and conditions set forth within the agreement, after which date such option shall terminate and be of no further force and effect.

                  (b) On January 28, 1999, UEI, pursuant to one of its Stock Option Plans, granted to Belzowski the option to purchase up to 10,000 shares of common stock of UEI at an exercise price of $7.50 per share. As of the Separation Date, Belzowski shall be vested in 100% of the option (10,000 shares), none of which have been exercised by Belzowski. Belzowski may exercise the vested portion of such option until the end of UEI's business day on February 28, 2005 and otherwise in accordance with the terms and conditions set forth within the agreement, after which date such options shall terminate and be of no further force and effect.

                  (c) On October 7, 1999, UEI, pursuant to one of its Stock Option Plans, granted to Belzowski the option to purchase up to 20,000 shares of common stock of UEI at an exercise price of $11.016 per share. As of the Separation Date, Belzowski shall be vested in 100% of the option (20,000 shares), none of which have been exercised by Belzowski. Belzowski may exercise the vested portion of such option until the end of UEI's business day on February 28, 2005 and otherwise in accordance with the terms and conditions set forth within the agreement, after which date such options shall terminate and be of no further force and effect.

                  (d) On August 24, 2000, UEI, pursuant to one of its Stock Option Plans, granted to Belzowski the option to purchase up to 5,000 shares of common stock of UEI at an exercise price of $20.188 per share. As of the Separation Date, Belzowski shall be vested in 75% of the option (3,750 shares), none of which have been exercised by Belzowski. Belzowski may exercise the vested portion of such option until the end of UEI's business day on February 28, 2005 and otherwise in accordance with the terms and conditions set forth within the agreement, after which date such options shall terminate and be of no further force and effect. It is understood and agreed to by the parties that, effective immediately on the Separation Date, the unvested portion of the option shall terminate automatically and be of no further force and effect.

                  (e) On February 5, 2002, UEI, pursuant to one of its Stock Option Plans, granted to Belzowski the option to purchase up to 5,000 shares of common stock of UEI at an exercise price of $15.98 per share. As of the Separation Date, Belzowski shall be vested in 25% of the option (1,250 shares), none of which have been exercised by Belzowski. Belzowski may exercise the vested portion of such option until the end of UEI's business day on February 28, 2005 and otherwise in accordance with the terms and conditions set forth within the agreement, after which date such options shall terminate and be of no further force and effect. It is understood and agreed to by the parties that, effective immediately on the Separation Date, the remaining unvested portion of the option shall terminate automatically and be of no further force and effect.

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         5.       INSURANCE CONTINUATION. UEI will provide Belzowski, in
accordance with law, all notices for continuation of health and disability insurance as required by COBRA. Belzowski understands and agrees that it is his responsibility to elect to continue such insurance under COBRA and that he must notify UEI timely of such election. Belzowski further understands and agrees that he shall be solely and fully responsible for all premiums, deductibles and co-payments as required under the specific insurance plans continued by virtue of Belzowski's election. Further, Belzowski acknowledges and agrees that all life insurance previously provided Belzowski by UEI shall terminate as of the last day of the month in which the Separation Date falls, unless Belzowski elects to port such insurance to himself in accordance with the terms of such insurance.

         6.       EXPENSES. Belzowski acknowledges and agrees that within ten
(10) days following the Separation Date, he will submit all expense reports with appropriate documentation, in accordance with UEI policies and procedures, and that when paid, he will have received full payment therefore and that there are no, nor will there be any, other expense items due him.

         7. NO AUTHORITY. Belzowski acknowledges that effective immediately after the filing of the 3rd Quarter Form-Q, he will not have authority to bind UEI to any contracts or commitments and agrees not to create any obligation of UEI or bind or attempt to bind UEI in any manner whatsoever, except as may be requested in writing by an authorized officer of UEI. Furthermore, Belzowski acknowledges and agrees that effective immediately on his Separation Date, he agrees not to involve himself in any activities of UEI, except as may be requested in writing by an authorized officer of UEI.

         8. DUTY TO COOPERATE. Belzowski agrees that after the Separation Date, he shall cooperate fully, subject to reimbursement by UEI of reasonable out-of-pocket costs and expenses, with UEI and its counsel with respect to any matter (including any accounting, litigation, investigation or governmental proceeding) which relates to matters with which Belzowski was involved during the term of his employment with UEI. Such cooperation shall include appearing from time to time at the offices of UEI or UEI's counsel for conferences and interviews and in general providing the officers of UEI and its counsel with the full benefit of Belzowski's knowledge with respect to any such matter. Belzowski agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned. During the entire period in which Belzowski provides cooperation as set forth above, all information concerning UEI or its businesses learned or received by Belzowski shall be treated as confidential in the same manner as such information would have been treated during any period of employment and in accordance with the terms and conditions of confidentiality in Paragraph 10 below, which terms and conditions are hereby incorporated for purposes of this Paragraph.

         9. RETURN OF UEI'S PROPERTY. Immediately after the filing of the 3rd Quarter Form 10-Q, all notes, reports, sketches, plans, books, credit cards, calling cards, keys, computers, and related paraphernalia, computer passwords, unpublished memoranda or other documents or property which were created, developed, generated or held or controlled by Belzowski and which concern or are

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related to UEI's business, whether containing or relating to Confidential
Information as defined below or not, are the property of UEI and shall be returned to UEI immediately. Belzowski acknowledges that he has received all of his personal property that was located at UEI's offices. In the event that UEI or Belzowski shall discover any other property of the other in its or his possession, UEI or Belzowski, as the case may be, shall immediately return such property to the other.

         10. CONFIDENTIAL INFORMATION. Belzowski recognizes he has a duty and obligation to UEI to continue to protect the confidential and proprietary information and any trade secrets belonging to UEI ("Confidential Information") which includes but is not limited to information pertaining to pricing, customer lists, product development, marketing, accounts receivable, customer credit information, research or development, distribution, technology, product design, packaging, or manufacturing or assembly processes and know-how, and marketing and therefore agrees that:

                  (a) Any and all UEI Confidential Information produced or received by Belzowski during his employment and hereafter is the property of UEI.

                  (b) Belzowski shall not use, disclose, divulge or convey to any third person, anywhere in the world, any Confidential Information belonging to UEI or its affiliates until such time as such information or secrets become publicly known by legitimate means, such as public disclosure by UEI or otherwise through no wrongful act by Belzowski.

         11. INDUCEMENT OF OTHER EMPLOYEES. For a two (2) year period ending on the second anniversary date of the Separation Date, Belzowski will not, directly or indirectly, solicit, induce or encourage any other person or entity to leave employment, agency or office with UEI nor will he, directly or indirectly, hire any such person or entity.

         12.      REMEDIES.

                  (a) Belzowski acknowledges that failure to comply with the terms of this Agreement may cause irreparable damage to UEI and therefore, in addition to any other remedies at law or in equity available to UEI for Belzowski's breach or threatened breach of this Agreement, UEI is entitled to apply for specific performance or injunctive relief against Belzowski to prevent such damage or breach without the necessity of posting bond or other security, as well as an award of attorneys fees and costs incurred as a result of any action which is necessary to enforce this Agreement.

                  (b) Belzowski acknowledges that if he breaches any portion of this Agreement, in addition to any remedy afforded UEI at law or in equity or by this Agreement, UEI may seek damages for any alleged violation of this Agreement.

                  (c) UEI acknowledges that if UEI breaches any portion of this Agreement, in addition to any remedy afforded Belzowski at law or in equity or by the Agreement, Belzowski may seek damages for any alleged violation of this Agreement.

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         13.      KNOWING AND VOLUNTARY. Belzowski also acknowledges and recites that:

                  (a) He enters into this Agreement knowingly and voluntarily;

                  (b) He has read and understands this Agreement in its entirety;

                  (c) He has been advised and directed orally and in writing (and this subparagraph 13(c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Agreement before executing it, and he has had an opportunity to negotiate about its terms;

                  (d) His execution of this Agreement has not been forced by any employee or agent of UEI;

                  (e) He has been offered 21 calendar days after receipt of this Agreement to consider its terms before he executed it; and

                  (f) That the Severance Amount in subparagraph 3(b) constitutes additional consideration to which he is entitled by virtue of this Agreement only.

         14. RELEASE, DISCHARGE, WAIVER AND COVENANT NOT TO SUE. For and in consideration of the mutual covenants provided in this Agreement, each of UEI on behalf of itself, its affiliates, subsidiaries, successors and assigns and Belzowski on behalf of himself and his heirs, executors, administrators, children, and assigns:

                  (a) do hereby fully release and discharge the other and each of their respective past and present officers, directors, employees, attorneys, agents, subsidiaries, affiliates, related organizations, heirs, executors, administrators, children, successors and assigns from,

                  (b) do hereby fully waive any obligations of the other, such persons or entities for, and

                  (c) covenants not to sue or otherwise commence any action to recover from the other, such persons or entities,

any and all sums of money, accounts, actions, causes of action, claims and demands based upon or arising by reason of any damage, loss, injury or entitlement regardless of source or nature, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by either UEI or its past or present officers, directors, employees, attorneys, agents, subsidiaries, affiliates, related organizations, successors and assigns, or Belzowski or his heirs, executors, administrators, children, or assigns in consequence of, arising out of, or in any way related to Belzowski's employment, or termination of employment, with UEI or

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any of its affiliated organizations, divisions or operational subdivisions, including his separation as a UEI employee on the Separation Date. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, which could have been raised under common law including wrongful or retaliatory discharge, breach of contract and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, personal injury, and claims under any statute including Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et. seq., the Civil Rights Act of 1866 and 1871, 42 U.S.C. Section 1981, et. seq., the National Labor Relations Act, 29 U.S. Section 151, et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et. seq., including the Older Workers Benefit Protection Act, the Fair Labor Standards Act, Section 29 U.S.C. Section 201, et. seq., the Employee Retirement Income Security Act, 29 U.S.C. Section 1001, et. seq., the Americans with Disabilities Act of 1990, the Rehabilitation Act, or any statute under applicable state law including any antidiscrimination statutes and any wage and hour laws applicable to employees, and/or any claims under any express or implied contract which either party or its or his successors or assigns or representatives may claim existed with the other. This release and discharge, waiver and covenant not to sue expressly includes all claims, and any obligations or causes of action arising from such claims, that could have been raised in state or federal court or with a state, federal or municipal agency or entity.

         15. EXCLUSIVE PAYMENTS/BREACH. The payments outlined in this Agreement to be made to Belzowski will be considered as fulfilling all compensation obligations to Belzowski or UEI, including but not limited to salary, vacation, benefits, bonuses, profit sharing, commissions, and any other payments or benefits from UEI and Belzowski agrees that all such payments, including all past compensation, are full and adequate consideration for his agreements and releases hereunder.

         16. NON-DISCLOSURE. Belzowski certifies that he has not and agrees that he will not discuss, disclose or release in any fashion any information relating to this Agreement to any person other than his attorney, accountant, financial advisor, and wife, each of whom he has advised of this confidentiality provision and directed to maintain the same.

         17. SEVERABILITY. In the event that any term or provision of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining part of the Agreement shall continue in full force and effect. If any tribunal or Court of competent jurisdiction deems any term or provision hereof unenforceable, such term or provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform same as thus modified. In making such determination, any such tribunal or Court shall also consider a reduction to or reimbursement to UEI for any consideration to which Belzowski has received or is to receive, including without limitation, any and all amounts and other items set forth in subparagraph 3(b) of this Agreement.

         18. ENTIRE AGREEMENT. The terms of this Agreement constitute the entire Agreement between Belzowski and UEI, and as of the date of this Agreement supersede any prior agreement

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whether in writing or orally, between Belzowski and UEI, including without limitation that certain Salary Continuation Agreement dated February 1, 1999 by and between the parties hereto.

         19. GOVERNING LAW. This Agreement is to be executed in the State of California and shall be construed and enforced under the laws of the State of California without regard to its conflict of laws provisions.

         20. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and may be enforced by the parties to this Agreement and shall be binding upon Belzowski, his executors, administrators, legatees, or any other successor in interest and upon UEI, its successors and any assignee or transferee of or successor to all or substantially all of the business or assets of UEI, and may not be amended, in whole or in part, except in writing signed by a duly authorized officer of UEI and Belzowski.

         21. REVOCATION. Belzowski shall have seven (7) days from the date he executes this Agreement within which to revoke his execution, in which event this Agreement shall be unenforceable and null and void. In the event that Belzowski elects to revoke this Agreement pursuant to this Paragraph 21, Belzowski shall, within five (5) days of such election return to, refund and/or reimburse UEI for any and all amounts paid to or on behalf of Belzowski pursuant to this Agreement, which amounts shall include, without limitation, any and all Severance Amount.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dated indicated above.

Witness:                            Universal Electronics Inc.

______________________________      By:___________________________________
                                       Chief Executive Officer
Witness:

______________________________      ______________________________________
                                    Mark Z. Belzowski
                                    Dated:________________________________

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